Exhibit 99.1

OmniAb Reports First Quarter 2026 Financial Results and Business Highlights
Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (May 7, 2026) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three months ended March 31, 2026, provided operating and partner program updates, and increased 2026 financial guidance.

“OmniAb experienced strong momentum during the first quarter as multiple partnered programs advanced into later-stage clinical development, reinforcing the diversity and value of our portfolio. With a very strong start to the year, we are raising our 2026 revenue guidance,” stated Matt Foehr, Chief Executive Officer of OmniAb. “Continued progression of partner programs highlights the value of our technology platform and positions our business well for the future. Our innovation efforts continue to differentiate our platform as demonstrated by the launch of OmniUltra™ and our xPloration® partner access program.”

First Quarter 2026 Financial Results

Revenue for the first quarter of 2026 was $14.4 million, compared with $4.2 million for the same period in 2025, with the increase primarily related to milestone revenue.

Research and development expense was $9.6 million for the first quarter of 2026, compared with $12.6 million for the same period in 2025, with the decrease due to lower personnel expense, share-based compensation expense, and external expenses associated with legacy small molecule ion channel programs. General and administrative expense was $6.6 million for the first quarter of 2026, compared with $7.9 million for the same period in 2025, with the decrease primarily due to lower personnel expense, share-based compensation expense, and legal fees.

Amortization of intangibles increased to $6.0 million for the first quarter of 2026, compared with $3.2 million for the same period in 2025, primarily due to a $2.9 million non-cash impairment related to the discontinuation of certain legacy small-molecule ion channel programs.

Total costs and operating expenses were $22.3 million for the first quarter of 2026, compared with $23.0 million for the same period in 2025. Cash costs and operating expenses were $12.3 million for the first quarter of 2026, compared with $14.7 million for the same period in 2025 (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure).

Net loss for the first quarter of 2026 was $7.7 million, or $0.06 per share, compared with a net loss of $18.2 million, or $0.17 per share, for the same period in 2025.

2026 Financial Guidance

OmniAb revises 2026 financial guidance and now expects revenue to be in the range of $28 million to $33 million, versus $25 million to $30 million previously, and costs and operating expenses to be in the range of $83 million to $88 million, versus $80 million to $85 million previously. Cash costs and operating expenses remain unchanged and are expected to be in the range of $50 million to $55 million (see note regarding "Use of Non-GAAP Financial Measure" below for further discussion of this non-GAAP measure). The Company now expects to end the year with cash and cash equivalents in the range of $33 million to $38 million, versus $30 million to $35 million previously. The full-year 2026 effective tax rate is expected to be approximately 0%.

First Quarter 2026 and Recent Business Highlights

During the first quarter of 2026, OmniAb entered into a new license agreement with Florida State University. As of March 31, 2026, the Company had 107 active partners and 409 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized.

Business and partner highlights from the first quarter of 2026 and recent weeks included the following:

IMVT-1402 & batoclimab

•The potentially registrational trial with IMVT-1402 in difficult-to-treat rheumatoid arthritis is fully enrolled, with topline data expected in the second half of this year. Topline data from the proof-of-concept trial with IMVT-1402 in cutaneous lupus erythematosus is also expected in the second half of this year.
•Potentially registrational studies with IMVT-1402 in Graves’ disease (GD), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy and Sjögren’s disease remain on track with topline data in GD and MG expected in 2027.
•Immunovant announced topline data from its two Phase 3 studies evaluating batoclimab as a treatment for active, moderate-to-severe thyroid eye disease and intends to review future plans for the development of batoclimab with its partner HanAll Biopharma Co. Immunovant remains focused on rapidly advancing the clinical development of IMVT-1402.

TEV- '408

•Teva Pharmaceuticals announced a funding agreement with Royalty Pharma of up to $500 million to accelerate the clinical development of Teva’s anti-IL-15 antibody TEV-'408 for vitiligo.
•Topline results of the Phase 1b trial evaluating TEV-'408 for vitiligo are expected in the first half of this year. Topline results of the Phase 2a trial evaluating TEV-'408 for celiac disease are expected in the second half of this year.

Precemtabart tocentecan (M9140)

•At the American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium, pooled data on precemtabart tocentecan, a novel anti‑CEACAM5 antibody‑drug conjugate with a topoisomerase 1 inhibitor payload, from the PROCEADE-CRC-01 study in patients with metastatic colorectal cancer were presented that showed an objective response rate of 26.8% and median progression-free survival of 6.9 months. The overall safety profile was consistent with earlier data with no new or unexpected treatment-emergent adverse events.
•Merck KGaA indicated that based on Phase 1 data, it plans to advance precemtabart tocentecan directly to Phase 3 trials in metastatic colorectal cancer, with study initiation anticipated in the second or third quarter of 2026.

OmniAb expects that multiple partner programs will be highlighted at the ASCO Annual Meeting taking place May 29 - June 2, 2026.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 461-5787 using the conference ID 563758100. Slides, as well as the live and replay webcast, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.

About OmniAb®

OmniAb licenses cutting-edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B-cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, are used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the value of our portfolio and growth prospects of our business; the ability to add new partners and programs; the ability to maintain a disciplined cost structure; continuation of our innovation efforts and the expected value and performance of our technologies and the opportunities they may create, including OmniUltra; potential contributions to our business by our xPloration partner access program; scientific presentations and clinical and regulatory events of our partners and the timing thereof and their perspectives on and expectations for their product candidates; and our 2026 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future operating results and success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; the potential impact of tariffs, trade policies, geopolitical instability and conflicts, inflation and interest rate changes; we may not achieve our financial guidance; our operating expenses may be higher than we anticipate, including if we decide to engage in activities not currently in our plan or if we face unexpected, or higher than anticipated, expenses; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Note Regarding Use of Non-GAAP Financial Measure

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also actual and projected cash costs and operating expenses, which is a non-GAAP financial measure, adjusted to exclude share-based compensation, depreciation and amortization of intangibles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, OmniAb believes the presentation of actual and projected non-GAAP cash costs and operating expenses, when viewed in conjunction with GAAP figures, provides investors with a more meaningful understanding of our operating performance. Cash costs and operating expense is not intended to be considered in isolation or as a substitute for costs and operating expenses. A reconciliation between actual and projected GAAP costs and operating expenses and non-GAAP costs and operating expenses is provided later in this press release.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Yvonne Briggs
ybriggs@allianceadvisors.com
(310) 691-7100
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,046	$25,524
Short-term investments	20,026	28,501
Accounts receivable, net	12,639	7,390
Prepaid expenses and other current assets	3,414	3,926
Total current assets	65,125	65,341
Intangible assets, net	119,121	125,149
Goodwill	83,979	83,979
Property and equipment, net	9,021	9,428
Operating lease right-of-use assets	15,049	15,545
Restricted cash	560	560
Other long-term assets	795	912
Total assets	$293,650	$300,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,652	$1,879
Accrued expenses and other current liabilities	4,031	6,291
Current contingent liabilities	1,002	1,044
Current deferred revenue	2,941	3,161
Current operating lease liabilities	3,940	3,879
Total current liabilities	13,566	16,254
Long-term contingent liabilities	37	315
Deferred income taxes, net	1,227	785
Long-term operating lease liabilities	15,730	16,455
Long-term deferred revenue	369	—
Other long-term liabilities	75	78
Total liabilities	31,004	33,887
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at March 31, 2026 and December 31, 2025; no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2026 and December 31, 2025; 144,783,813 and 144,308,383 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	14	14
Additional paid-in capital	436,520	433,180
Accumulated other comprehensive income (loss)	(2)	12
Accumulated deficit	(173,886)	(166,179)
Total stockholders’ equity	262,646	267,027
Total liabilities and stockholders’ equity	$293,650	$300,914

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
License and milestone revenue	$12,025	$2,021
Service revenue	2,107	1,903
xPloration revenue	54	42
Royalty revenue	241	188
Total revenue	14,427	4,154
Costs and operating expenses:
Cost of xPloration revenue	15	3
Research and development	9,640	12,602
General and administrative	6,619	7,915
Amortization of intangibles	6,028	3,228
Other operating income, net	(46)	(750)
Total costs and operating expenses	22,256	22,998
Loss from operations	(7,829)	(18,844)
Other income (expense), net:
Interest income	487	537
Other income, net	77	1
Total other income, net	564	538
Loss before income taxes	(7,265)	(18,306)
Income tax (expense) benefit	(442)	106
Net loss	$(7,707)	$(18,200)

Net loss per share, basic and diluted	$(0.06)	$(0.17)

Weighted-average shares outstanding, basic and diluted	128,245	105,622

OMNIAB, INC.
RECONCILIATION OF GAAP COSTS AND OPERATING EXPENSES TO NON-GAAP CASH COSTS AND OPERATING EXPENSES

	Three Months Ended March 31,
(in thousands)	2026	2025
Costs and operating expenses (GAAP)	$22,256	$22,998
Less: Depreciation of property and equipment	606	966
Less: Amortization of intangible assets	6,028	3,228
Less: Share-based compensation	3,340	4,144
Cash costs and operating expenses (Non-GAAP)	$12,282	$14,660

(in millions)	2026 Forecast
Costs and operating expenses (GAAP)	$83 to $88
Less: Depreciation and amortization	18
Less: Share-based compensation	15
Cash costs and operating expenses (Non-GAAP)	$50 to $55